Exhibit 2.2

June 21, 2006

Adelphia Communications Corporation

5619 DTC Parkway

Greenwood Village, CO 80111

Time Warner Cable Inc.

290 Harbor Drive

Stamford, CT 06902

Ladies and Gentlemen:

Reference is made to (i) the Asset Purchase Agreement, dated as of April 20, 2005, between Adelphia Communications Corporation (“Adelphia”) and Time Warner NY Cable LLC (as amended through the date hereof, the “TW NY APA”), (ii) the Registration Rights and Sale Agreement, by and between Adelphia and Time Warner Cable Inc. (the “Issuer”), to be entered into in the case of a 363 Sale (as defined in the TW NY APA) as of the Closing (as defined in the TW NY APA) in the form attached hereto as Exhibit A (the “Adelphia Registration Rights Agreement”) and (iii) the Registration Rights Agreement, dated as of March 31, 2003, among TWE Holdings II Trust (“TWE Holdings II”), Time Warner Inc. (f/k/a AOL Time Warner Inc.) and the Issuer (as amended, the “Comcast Registration Rights Agreement”).

1.     Definitions. (a) Except as otherwise indicated, capitalized terms used herein and not otherwise defined herein have the meaning assigned to such terms in the Adelphia Registration Rights Agreement.

(b)   As used in this letter agreement, the following terms have the meanings indicated:

(i)    “Comcast Lock-up Agreement” means a “Lock-up Agreement” as defined in the Comcast Registration Rights Agreement.

(ii)   “Comcast Lock-up Period” means the “Lock-Up Period” as defined in the Redemption Agreement.

(iii)  “Comcast Native Systems” has the meaning assigned to such term in the Exchange Agreement.

(iv)  “Comcast Shares” means “Registrable Securities” as defined in the Comcast Registration Rights Agreement.

(v)   “Comcast Stockholder” means a “Stockholder” as defined in the Comcast Registration Rights Agreement.

(vi)  “Comcast Shelf Registration Statement” means the “Section 2.3 Registration Statement” as defined in the Comcast Registration Rights Agreement.

(vii) “Comcast/Adelphia Systems” has the meaning assigned to such term in the Exchange Agreement.

(viii)  “Exchange Agreement” means the Exchange Agreement, dated as of April 20, 2005, by and among Comcast Corporation (“Comcast”), the Issuer, Time Warner NY Cable LLC and the other parties named therein, as such agreement may be amended from time to time.

(ix)   “Exchange Closing” means the “Closing” as defined in the Exchange Agreement.

(x)    “Redemption Agreement” means the Redemption Agreement, dated as of April 20, 2005, by and among Comcast Cable Communications Holdings, Inc., MOC Holdco II, Inc., TWE Holdings I Trust, TWE Holdings II, Cable Holdco II Inc., the Issuer and the other parties named therein, as such agreement may be amended from time to time in a manner not adverse to Adelphia.

(xi)   “U.S. Government” means the Securities and Exchange Commission, Department of Justice and any other Governmental Entity of the United States of America to which Purchase Shares are Transferred pursuant to the SEC/DOJ Settlement.

2.        Certain Agreements. Adelphia, for itself and each of its Debtors, the Issuer and TWE Holdings II agree that if the 363 Sale occurs, then notwithstanding any provision of the Adelphia Registration Rights Agreement to the contrary:

(a)   the Stockholder shall not have the right to include any of its Registrable Securities or any other securities of the Issuer in any takedown under the Comcast Shelf Registration Statement;

(b)   if Comcast Shares and Registrable Securities of the Stockholder are included in the same offering, such Comcast Shares shall have priority over such Registrable Securities, and none of such Comcast Shares shall be excluded from such registration or offering pursuant to any “cutback”, “priority” or similar provision (including, without limitation,

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Section 6.9 of the Adelphia Registration Rights Agreement) unless all such Registrable Securities have also been excluded;

(c)   if the book-running manager of any underwritten public offering pursuant to the Comcast Registration Rights Agreement requires or recommends that Comcast Stockholders execute Comcast Lock-up Agreements in connection with such underwritten public offering, then the Stockholder shall execute and deliver a Lock-up Agreement that (i) contains the same disposition restrictions and other terms and conditions as are included in such Comcast Lock-up Agreement, provided that (A) such disposition restrictions shall not have a duration of more than 180 days after the completion of the first such offering or more than 90 days after the completion of any subsequent offering, (B) in no event shall such disposition restrictions be in effect prior to November 1, 2006 or after February 16, 2008, (C) no such Lock-up Agreement shall prohibit the filing or effectiveness of the Final Registration Statement (and the Registration Actions related thereto) or the solicitation of votes of the Adelphia Claimants with respect to the approval of the Final Distribution, (D) with respect to any distribution under section 1145 of the Bankruptcy Code, if agreed to by such book-running manager, the disposition restriction on the Stockholder may be shorter than that applicable to the Comcast Stockholders and (E) TWE Holdings II shall not avail itself of any early termination of such disposition restrictions agreed to by such book-running manager except to the extent that such book-running manager shall have agreed to an equivalent early termination of such disposition restrictions applicable to the Stockholder, (ii) names the Comcast Stockholders as intended third-party beneficiaries thereof and (iii) requires the prior written consent of the Majority Stockholders (as defined in the Comcast Registration Rights Agreement) for any amendments thereto or waivers thereof;

(d)   the Stockholder shall notify TWE Holdings II (and the Issuer, if not already notified) in writing at least 15 days prior to effecting any Transfer of Registrable Securities (other than pursuant to Section 2.5, 2.7 or 8.7 of the Adelphia Registration Rights Agreement) (an “Adelphia Offering”) of the Stockholder’s intent to effect such Adelphia Offering (it being understood that such notice (each, an “Adelphia Notice”) shall describe in reasonable detail the intended size and manner of such Adelphia Offering). If (i) any public offering of Comcast Shares by a Comcast Stockholder (or associated registration) pursuant to the Comcast Registration Rights Agreement shall then be pending or any Comcast Stockholder shall determine to commence such an offering (or associated registration) upon receipt of such Adelphia Notice (each such offering described in this clause (i), a “Comcast Offering”), (ii) the Comcast Lockup Period is no longer in effect as of the date of such Adelphia Notice, (iii) such Adelphia Offering would reasonably be expected to

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occur before November 18, 2007 and (iv) unless the Issuer shall otherwise consent, with respect to any Comcast Offering occurring prior to the completion of the earlier of (x) the Initial Sale, (y) the occurrence of a Termination Event and (z) the first sale of Comcast Shares pursuant to a Comcast Offering, the reasonably expected net proceeds to the Comcast Stockholders from such Comcast Offering are at least $1.5 billion in the aggregate, then TWE Holdings II shall have the right (the “Deferral Right”), exercisable upon delivery of a written notice to Adelphia and the Issuer within five Business Days (such five Business Day period, the “Notice Period”) after the receipt by TWE Holdings II of such Adelphia Notice, to prohibit the Stockholder from Transferring any Registrable Securities in such Adelphia Offering or conducting marketing efforts in connection therewith until the earlier of (A) such time as such Comcast Stockholder shall have ceased to pursue such Comcast Offering in good faith (it being understood that (1) such Comcast Stockholder shall be deemed to have ceased to pursue such Comcast Offering in good faith if it shall have ceased to take material steps in furtherance thereof and (2) such Comcast Stockholder shall provide the Issuer and the Stockholder with prompt written notice if it shall cease to pursue such Comcast Offering) and (B) 45 days (plus (1) the number of days in any Deferral Period (as defined in the Comcast Registration Rights Agreement) relating to such Comcast Offering and (2) without duplication, the number of days that elapse after the Notice Period during which the Comcast Shelf Registration Statement is not effective or sales thereunder cannot be made) from the date of such notice delivered by TWE Holdings II. If TWE Holdings II does not exercise its Deferral Right with respect to an Adelphia Offering and the Stockholder has not completed such Adelphia Offering within 45 days of the end of the Notice Period relating to such Deferral Right, then the Stockholder shall again comply with this paragraph 2(d) prior to Transferring any Registrable Securities (whether pursuant to such Adelphia Offering or otherwise) or conducting any marketing efforts in connection therewith. In addition, the Stockholder shall provide an Adelphia Notice and otherwise comply with this paragraph 2(d) with respect to any Adelphia Offering (i) if the Comcast Lock-up Period terminates during the period the Stockholder is pursuing such Adelphia Offering and (ii) the Stockholder has not entered into a customary firm commitment underwriting agreement specifying the price applicable to the Registrable Securities included in such Adelphia Offering prior to the fifteenth day following the termination of the Comcast Lock-up Period. For the avoidance of doubt, in no event shall the Deferral Right be exercisable by TWE Holdings II prior to November 1, 2006 or after November 17, 2007;

(e)   unless the Initial Sale or the Termination Event has already occurred or the Issuer otherwise consents, the Comcast Stockholders shall not consummate the first Comcast Offering unless the reasonably expected

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net proceeds to the Comcast Stockholders from such first Comcast Offering are at least $1.5 billion in the aggregate;

(f)    prior to November 17, 2007, no Stockholder shall Transfer any Purchase Shares to any Person (other than the Escrow Agent) unless such Person shall be bound (in the Comcast Stockholder’s reasonable determination) by all of the obligations of the Stockholder set forth in this letter agreement; provided that (i) such requirement shall not apply with respect to Transfers (A) to Adelphia Claimants pursuant to the Remainder Plan, (B) to Permitted Assignees (but subject to paragraph 2(g) below) and (C) pursuant to an underwritten public offering, Section 4.3(b) of the Adelphia Registration Rights Agreement or Rule 144 under the Securities Act (but in each case subject to paragraph 2(d) above) and (ii) notwithstanding paragraphs 2(a) and 2(b), the U.S Government shall have the right to include Purchase Shares received by it pursuant to the SEC/DOJ Settlement in (A) the first takedown under the Comcast Shelf Registration Statement on a pro rata basis with the Comcast Stockholders (relative to the total number of shares of Class A Common Stock proposed to be sold in such takedown by the U.S. Government, on the one hand, and the Comcast Stockholders, on the other hand), except that the Comcast Stockholders shall have priority to include in such takedown (and shall not be subject to any “cutback”, “priority” or similar provision in favor of the U.S. Government) such number of Comcast Shares as would reasonably be expected to result in the Comcast Stockholders receiving net proceeds of at least $2.0 billion from such takedown and (B) any subsequent takedown under the Comcast Shelf Registration Statement, it being understood that the Comcast Shares included in such takedown shall have priority over all Purchase Shares included by the U.S. Government in such takedown, and none of such Comcast Shares shall be excluded from such takedown pursuant to any to “cutback”, “priority” or similar provision unless all such Purchase Shares have also been excluded. No such Transfer under this paragraph 2(f) (other than to the extent the transferee is the U.S. Government) shall relieve Adelphia of its obligations hereunder with respect to any Purchase Shares; and

(g)   neither Adelphia nor any of its subsequent assignees may assign the Adelphia Registration Rights Agreement or any of its rights thereunder or Transfer any Purchase Shares (or the right to receive any Purchase Shares) to a Permitted Assignee unless the applicable assignee, shall have agreed in writing to be bound by the obligations of Adelphia set forth in this letter agreement. No such assignment shall relieve Adelphia of any of its obligations and Liabilities under this letter agreement with respect to Registrable Securities that it continues to hold, but such assignment shall relieve Adelphia of any further obligation and Liability under this letter agreement arising after the date of assignment with respect to the rights or Registrable Securities so assigned if, but only if,

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Adelphia provides TWE Holdings II with an indemnification agreement (in form and substance reasonably satisfactory to TWE Holdings II, it being understood that the amount or nature of the remaining assets or liabilities of Adelphia shall not be a factor in such determination) indemnifying TWE Holdings II for any breach of the obligations and Liabilities of such assignee under this letter agreement. In addition, no Person shall be permitted to become a party to the Adelphia Registration Rights Agreement unless such Person shall have agreed in writing to be bound by the obligations of the Stockholder set forth in this letter agreement.

3.     Provision of Financial Information. Comcast shall use all commercially reasonable efforts to provide, in a timely manner, all financial statements with respect to (a) the Comcast Native Systems for periods ending on or prior to the Exchange Closing and (b) if the Exchange Closing does not occur substantially contemporaneously with the Closing, the Comcast/Adelphia Systems for any quarterly or annual period as of the end of which the Comcast/Adelphia Systems were owned by Comcast or one or more of its Affiliates that, in each such case, are required by the Commission for inclusion in reports under the Exchange Act and registration statements that are to be filed under the Adelphia Registration Rights Agreement or the Comcast Registration Rights Agreement. In addition, Comcast shall use commercially reasonable efforts to assist the Issuer in obtaining customary accountants’ “cold comfort” letters and consents with respect to the financial statements referred to in the immediately preceding sentence to the extent reasonably necessary in connection with any offering under the Securities Act. The Issuer shall reimburse Comcast for the reasonable costs and expenses incurred by Comcast pursuant to this paragraph 3, including reasonable out-of-pocket costs and expenses. Comcast shall give the Issuer reasonable advance notice of the type and amount of such costs and expenses prior to the incurrence thereof.

4.     TW NY APA. Adelphia acknowledges and agrees that TWE Holdings II is a third party beneficiary of Section 5.5(c) of the TW NY APA and, as such, is entitled to enforce the obligations thereunder and receive remedies for breaches thereof.

5.     Termination. This letter agreement, except for paragraph 3, shall terminate upon the occurrence of the Closing (as defined in the Redemption Agreement).

6.     Specific Performance. The parties hereto agree that irreparable damage would occur if any provision of this letter agreement were not performed in accordance with the terms hereof and that the parties shall be entitled to an injunction or injunctions to prevent breaches of this letter agreement or to enforce specifically the performance of the terms and provisions hereof, in addition to any other remedy to which they are entitled at law or in equity.

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7.     Miscellaneous. This letter agreement shall be governed by and construed in accordance with the law of the State of New York, without regard to the conflicts of law rules of such state. This letter agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. Any provision of this letter agreement may be amended or waived only with the written consent of, in the case of an amendment, each party hereto, or, in the case of a waiver, the party against whom such waiver is to be effective.

[The remainder of this page has been intentionally left blank; the next page is the signature page.]

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Very truly yours,

TWE HOLDINGS II TRUST

		By:	/s/ EDITH E. HOLIDAY
Name: Edith E. Holiday
Title: Solely in her capacity as Operating Trustee

COMCAST CORPORATION

		By:	/s/ ROBERT S. PICK
Name: Robert S. Pick
Title: Senior Vice President

Accepted and agreed to:

ADELPHIA COMMUNICATIONS CORPORATION

By:	/s/ VANESSA WITTMAN
Name: Vanessa Wittman
Title: Executive VP and Chief Financial Officer

TIME WARNER CABLE INC.

By:	/s/ SATISH ADIGE
Name: Satish Adige
Title: SVP, Investments

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EXHIBIT A

Form of Adelphia Registration Rights Agreement

[See attached]

EXHIBIT A

REGISTRATION RIGHTS AND SALE AGREEMENT

between

ADELPHIA COMMUNICATIONS CORPORATION

and

TIME WARNER CABLE INC.

Dated:  [•], 2006

		Page
6.9	Priority	29
6.10	Pricing	30

ARTICLE VII INDEMNIFICATION		32
7.1	Indemnification by the Issuer	30
7.2	Indemnification by the Stockholder	31
7.3	Conduct of Indemnification Proceedings	31
7.4	Contribution	32

ARTICLE VIII MISCELLANEOUS
8.1	Recapitalizations, Exchanges, etc.	32
8.2	Notices	33
8.3	Entire Agreement; No Inconsistent Agreements	34
8.4	Further Assurances	34
8.5	Other Agreements	35
8.6	No Third-Party Beneficiaries	35
8.7	Assignment	35
8.8	Amendments and Waivers	35
8.9	Severability	35
8.10	Counterparts and Signature	36
8.11	Interpretation	36
8.12	GOVERNING LAW	36
8.13	Submission to Jurisdiction; Selection of Forum; Waiver of Trial by Jury	37
8.14	Remedies	37
8.15	Comcast Letter Agreement	38

REGISTRATION RIGHTS AND SALE AGREEMENT(1)

REGISTRATION RIGHTS AND SALE AGREEMENT, dated as of [•], 2006 (this “Agreement”), by and between Adelphia Communications Corporation, a Delaware corporation (“Adelphia”), for itself and each of its Debtors (as defined below), and Time Warner Cable Inc., a Delaware corporation (the “Issuer”).

WHEREAS, Adelphia and certain of its Affiliates are debtors and debtors in possession (the “Debtors”) under chapter 11 of title 11 of the United States Code, 11 U.S.C. §§101 et seq. (the “Bankruptcy Code”), having each commenced voluntary cases (jointly administered as No. 02-41729 (REG)) on or after June 10, 2002 in the Bankruptcy Court (the “Bankruptcy Case”);

WHEREAS, pursuant to that certain Asset Purchase Agreement, dated as of April 20, 2005 (as amended, the “TW NY APA”), by and between Adelphia and Time Warner NY Cable LLC, a Delaware limited liability company and a subsidiary of the Issuer (“TW NY”), TW NY will purchase certain assets and assume certain liabilities from Adelphia and certain of its affiliates and related parties (the “Adelphia Transaction”);

WHEREAS, the aggregate consideration payable to Adelphia pursuant to the TW NY APA consists, in part, of the Purchase Shares;

WHEREAS, pursuant to that certain Amendment No. 2 to the TW NY APA, TW NY and Adelphia have agreed to amend the TW NY APA to provide for, among other things, the Adelphia Transaction to be effected pursuant to section 363 of the Bankruptcy Code (the “APA Amendment”);

WHEREAS, as an inducement to TW NY to enter into the APA Amendment, Adelphia has agreed to sell or cause the sale of at least 33-1/3% (inclusive of the overallotment option, if any) of the Purchase Shares in a firm-commitment underwritten public offering pursuant to the terms of this Agreement; and

WHEREAS, pursuant to the TW NY APA, TW NY is causing the Issuer to enter into this Agreement.

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein and for good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto agree as follows:

(1)      To be entered into at Closing; assumes Bankruptcy Order obtained.

ARTICLE I

DEFINITIONS

1.1      Certain Definitions. As used in this Agreement, and unless the context requires a different meaning, the following terms have the meanings indicated:

“Additional Disposition” means a transaction that is registered pursuant to Section 4.3(b).

“Additional Registration” means any registration of sale of Registrable Securities pursuant to either Section 4.3(b)(i) or Section 4.3(b)(ii).

“Additional Registration Event” means that the following conditions are met: (A) the Section 1145 Exemption was not available as contemplated by Section 4.3(a)(x); (B) the Stockholder either (i) did not have the ability to sell Registrable Securities pursuant to the Demand Registration under Section 4.2 or (ii) did not exercise its right to request a Demand Registration under Section 4.2; and (C) the Registrable Securities are not then eligible to be sold under Rule 144.

“Additional Registration Statement” means a registration statement effecting an Additional Registration filed pursuant to the Securities Act.

“Adelphia” has the meaning set forth in the preamble to this Agreement.

“Adelphia Claimants” means the creditors and stakeholders of the Debtors in the Bankruptcy Case.

“Adelphia Financial Information” means the Offering Financial Information as defined in the TW NY APA.

“Adelphia Transaction” has the meaning set forth in the recitals to this Agreement.

“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with, such Person as of the date on which, or at any time during the period for which, the determination of affiliation is being made. For purposes of this definition, the term “control” (including the correlative meanings of the terms “controlled by” and “under common control with”), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management policies of such Person, whether through the ownership of voting securities or by contract or otherwise. For purposes of this Agreement, (a) none of Adelphia or any of its Affiliates shall be deemed to be an Affiliate of any of the Issuer or any of its Affiliates and (b) none of the Issuer or any of its Affiliates shall be deemed to be an Affiliate of any of Adelphia or any of its Affiliates.

“Agreement” has the meaning set forth in the recitals to this Agreement.

“APA Amendment” has the meaning set forth in the recitals to this Agreement.

“Bankruptcy Case” has the meaning set forth in the recitals to this Agreement.

“Bankruptcy Code” has the meaning set forth in the recitals to this Agreement.

“Bankruptcy Court” has the meaning set forth in the TW NY APA.

“Blackout Period” has the meaning set forth in Section 6.3(b).

“Business Day” means any day other than a Saturday, a Sunday or a day on which banks in New York City are authorized or obligated by law or executive order to close.

“Buyer Indemnified Party” has the meaning set forth in the TW NY APA.

“Class A Common Stock” means the Class A Common Stock, par value $0.01 per share, of the Issuer.

“Closing” has the meaning set forth in the TW NY APA.

“Co-Managers” has the meaning set forth in Section 6.8.

“Comcast” means Comcast Corporation, a Pennsylvania corporation.

“Comcast Registration Rights Agreement” means that certain Registration Rights Agreement, dated as of March 31, 2003, as amended, by and among TWE Holdings II Trust, TWX and the Issuer.

“Comcast Letter Agreement” means that certain Letter Agreement  entered into on June [    ], 2006 by and among Comcast, TWE Holdings II Trust, Adelphia and the Issuer.

“Commission” means the Securities and Exchange Commission or any other federal agency at the time administering the Securities Act.

“Counterparty” means any underwriter, broker or dealer with respect to a Disposition.

“Debtors” has the meaning set forth in the recitals to this Agreement.

“Demand Registrable Securities” has the meaning set forth in Section 4.2(a).

“Demand Registration” has the meaning set forth in Section 4.2(a)

“Demand Registration Statement” has the meaning set forth in Section 4.2(a).

“Demand Sale” means the sale of the Demand Registrable Securities under the Demand Registration Statement in a single firm-commitment underwritten public offering.

“Disclosure Package” means, with respect to any Disposition, (i) the preliminary Prospectus, (ii) each Free Writing Prospectus and (iii) all other information, in each case, that is deemed, under Rule 159 under the Securities Act, to have been conveyed to purchasers of securities (including Purchase Shares) at the applicable time.

“Disposition” means any of the Initial Sale, the Demand Sale, the Final Distribution and each Additional Disposition, as applicable.

“Escrow Account” has the meaning set forth in the TW NY APA.

“Escrow Agent” has the meaning set forth in the TW NY APA.

“Escrow Agreement” has the meaning set forth in the TW NY APA.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Filing Notice” has the meaning set forth in Section 5.2(a).

“Final Distribution” has the meaning set forth in Section 4.3(c).

“Final Distribution Notice” has the meaning set forth in Section 4.3(a).

“Final Registrable Securities” has the meaning set forth in Section 4.3(a).

“Final Registration” has the meaning set forth in Section 4.3(a).

“Final Registration Statement” has the meaning set forth in Section 4.3(a).

“Financial Information Requirement” means (a) delivery by Adelphia to TW NY or the Issuer of the Offering Financial Information in accordance with Section 5.11(a) of the TW NY APA and Section 6.2(a) of this Agreement, (b) the filing of Quarterly Reports on Form 10-Q required to be filed by Adelphia pursuant to the last sentence of Section 5.19 of the TW NY APA without regard to clause (ii) thereof and (c) the filing of any Annual Report on Form 10-K required to be filed by Adelphia pursuant to the last sentence of Section 5.19 of TW NY APA, in each case, prior to 15 days following the date such information or filing is required to be provided or made pursuant to the TW NY APA, the Exchange Act or Section 6.2(a) of this Agreement, as applicable.

“Free Writing Prospectus” means each “free writing prospectus” (as defined in Rule 405 under the Securities Act).

“Governmental Entity” means any federal, state or local court, administrative body or other governmental or quasi-governmental entity with competent jurisdiction.

“Incidental Registration” has the meaning set forth in Section 5.2

“Indemnified Party” has the meaning set forth in Section 7.3.

“Indemnifying Party” has the meaning set forth in Section 7.3.

“Initial Number of Shares” means the number of shares of the Initial Registrable Securities.

“Initial Registrable Securities” means shares of Class A Common Stock representing at least 33-1/3% of the Purchase Shares (inclusive of the overallotment option, if any).

“Initial Registration” has the meaning set forth in Section 4.1(a).

“Initial Registration Deadline” has the meaning set forth in Section 4.1(a).

“Initial Registration Statement” has the meaning set forth in Section 4.1(a).

“Initial Sale” has the meaning set forth in Section 2.1(b).

“Initial Sale Commencement Date” means, with respect to the Initial Sale, the earlier of the date on which (x) the distribution of a preliminary Prospectus occurs and (y) the “road show” commences.

“Initial Sale Deadline” has the meaning set forth in Section 2.1(b).

“Initial Sale Extension Period” has the meaning set forth in Section 2.1(b).

“Inspector” has the meaning set forth in Section 6.1(f).

“Issuer” has the meaning set forth in the preamble to this Agreement.

“Issuer Securities” means (a) for purposes of Section 6.9, securities of the Issuer proposed to be offered to the public for the account of the Issuer in a transaction registered under the Securities Act, together with securities of the Issuer to be offered to the public for the account of another Person other than the Stockholder that are proposed to be included in such offering pursuant to Section 5.2 and (b) for all other purposes, securities of the Issuer proposed to be offered to the public for the account of the Issuer in a transaction registered under the Securities Act.

“Liability” has the meaning set forth in Section 7.1.

“Lock-up Agreement” has the meaning set forth in Section 6.7.

“Majority Managing Underwriters” means a majority of the Managing Underwriters, excluding the Managing Underwriter, if any, selected by Comcast as contemplated by the last sentence of Section 6.8 of this Agreement.

“Managing Underwriter” means, with respect to an offering, the lead book-running managing underwriter(s) for such offering.

“NASD” means the National Association of Securities Dealers, Inc.

“NYSE” means the New York Stock Exchange.

“Permitted Assignee” has the meaning set forth in Section 8.7.

“Person” means any individual, firm, corporation, partnership, limited liability company, “group” (as such term is used in Rule 13d-3 under the Exchange Act), trust, incorporated or unincorporated association, joint venture, joint stock company, labor union, Governmental Entity or other entity of any kind, and shall include any successor (by merger or otherwise) of such entity.

“Prospectus” means the prospectus related to any Registration Statement (including a prospectus that discloses information previously omitted from a prospectus filed as part of an effective Registration Statement in reliance on Rule 415 under the Securities Act), as amended or supplemented by any amendment, pricing term sheet, Free Writing Prospectus or prospectus supplement, including post-effective amendments, and all materials incorporated by reference in such prospectus.

“Purchase Shares” has the meaning set forth in the TW NY APA; it being understood that Purchase Shares shall include all shares of Class A Common Stock delivered by the Issuer or TW NY pursuant to the TW NY APA, including, for the avoidance of doubt, to Adelphia or the Escrow Agent.

“Records” has the meaning set forth in Section 6.1(f).

“Registrable Securities” means each of the following:  (a) the Purchase Shares and (b) any shares of Class A Common Stock or any other equity securities issued or issuable to the Stockholder or the Permitted Assignee in respect of any Purchase

Shares by way of a conversion, exchange, replacement, stock dividend or stock split or other distribution in connection with a combination of shares, recapitalization, merger, consolidation or other reorganization, spin-off or otherwise and any shares of Class A Common Stock or voting common stock or other equity securities issuable upon conversion, exercise or exchange thereof. As to any particular Registrable Securities, once issued, such securities shall cease to be Registrable Securities when (1) a Registration Statement with respect to the sale of such securities shall have become effective under the Securities Act and such securities shall have been disposed of in accordance with such Registration Statement, (2) they shall have been Transferred to the public pursuant to Rule 144 (or any successor provision then in effect) under the Securities Act, (3) they shall have been otherwise transferred, and, in accordance with Section 3.1, new certificates (or other evidences of ownership) for them not bearing a legend restricting further transfer shall have been delivered, or (4) they shall have ceased to be outstanding.

“Registration” means each of the Initial Registration, the Demand Registration, each Additional Registration or the Final Registration.

“Registration Actions” has the meaning set forth in Section 6.3(b).

“Registration Expenses” has the meaning set forth in Section 6.5.

“Registration Statement” means a registration statement filed pursuant to the Securities Act, including the Initial Registration Statement, the Demand Registration Statement, each Additional Registration Statement and the Final Registration Statement, and any supplements or amendments thereto.

“Remainder Plan” has the meaning set forth in the TW NY APA.

“Restricted Distribution” has the meaning set forth in Section 8.14(b).

“Section 1145 Exemption” means the exemption contemplated by section 1145 of the Bankruptcy Code pursuant to which the distribution to the Adelphia Claimants of the then remaining Registrable Securities would not be subject to the registration requirements of the Securities Act.

“SEC/DOJ Settlement” has the meaning set forth in the TW NY APA.

“Securities Act” means the Securities Act of 1933.

“Stockholder” means Adelphia or the Permitted Assignee.

“Stockholder Counsel” means a firm of legal counsel designated by the Stockholder.

“Termination Event” means the consummation by Adelphia of a chapter 11 plan of reorganization pursuant to which at least 75% of the then remaining

Registrable Securities (other than those then held in the Escrow Account) are distributed to the Adelphia Claimants pursuant to section 1145 of the Bankruptcy Code upon the consummation of such plan; provided that the Registrable Securities shall have been approved for listing on the NYSE or the Nasdaq Stock Market at or prior to two weeks after such consummation unless (i) the Issuer has not complied with Section 6.1(j) in all material respects or (ii) 90% of the then remaining Registrable Securities have been so distributed.

“Transfer” means, with respect to any Registrable Security, the offer for sale, sale, pledge, transfer or other disposition or encumbrance (or any transaction or device that is designed to or could be expected to result in the transfer or the disposition by any Person at any time in the future) of such Registrable Security, and shall include the entering into of any swap, hedge or other derivatives transaction or other transaction that transfers to another in whole or in part any rights, economic benefits or risks of ownership, including by way of settlement by delivery of such Registrable Security or other securities in cash or otherwise.

“TWE Holdings II Trust” means TWE Holdings II Trust, a Delaware statutory trust.

“TW NY” has the meaning set forth in the recitals to this Agreement.

“TW NY APA” has the meaning set forth in the recitals to this Agreement.

“TWX” means Time Warner Inc. (f/k/a AOL Time Warner Inc.), a Delaware corporation.

1.2      Capitalized Terms. Capitalized terms used herein and in the Schedules hereto and not otherwise defined shall have the respective meanings ascribed to them in the TW NY APA.

1.3      Successor Laws, Rules, Regulations and Forms. All references to laws, rules, regulations and forms in this Agreement shall be deemed to be references to the comparable successor thereto in effect at the time.

ARTICLE II

SALE OF REGISTRABLE SECURITIES; TRANSFER RESTRICTIONS

2.1      Sale of Registrable Securities.

(a)            General.  The Stockholder hereby agrees to Transfer or cause the Transfer of Registrable Securities solely in accordance with and subject to the terms and conditions set forth in this Agreement.

(b)           Initial Sale.  Subject to the Initial Registration Statement having been declared effective by the Commission:

(i)       the Issuer and the Stockholder, together with the Managing Underwriters, shall jointly determine when the Initial Sale Commencement Date shall occur; it being understood that (A) such date shall be no later than such time as would be necessary to have the Initial Sale occur by the Initial Sale Deadline and (B) the Issuer and the Stockholder shall cooperate in good faith to ensure that such date shall be mutually beneficial to the Stockholder and the Issuer; and

(ii)      no later than three months after the date on which the Initial Registration Statement is declared effective by the Commission (the “Initial Sale Deadline”), the Stockholder shall, pursuant to the Initial Registration Statement, sell all of the Initial Registrable Securities pursuant to a single firm-commitment underwritten public offering (the “Initial Sale”); provided, however, that such three month period shall be extended for a period of time equal to the length of:  (A) any Blackout Period; plus (B) the number of days that elapse from (1) the date any written notice contemplated by Section 6.3(a) is given by the Issuer to (2) the date on which the Issuer delivers to the Stockholder the supplement or amendment contemplated by
Section 6.3(a) or the date on which a supplement or amendment contemplated by Section 6.3(a) is no longer necessary; plus (C) a period of time of up to three months to the extent that the Majority Managing Underwriters determine that the offering should be delayed due to market conditions; plus (D) a period of time of up to three months to the extent the Majority Managing Underwriters determine that any material event at the Issuer has occurred that would reasonably be expected to adversely affect the offering price of the Initial Registrable Securities in any material respect relative to what the offering price would be expected to be in the absence of such extension; plus (E) the period during which a stop order issued by the Commission is in effect; provided, further, that in addition to any extension described above, the Stockholder may delay the Initial Sale no more than once (unless such delay is immediately followed by an extension described in clause (A), (B), (C), (D) or (E) above, in which case the Stockholder may, pursuant to this proviso, delay the Initial Sale one additional time for each separate delay period or one or more of the extensions described in clauses (A), (B), (C), (D) or (E) above is in effect) and by up to seventy-two hours if (x) such delay would not require any additional sales efforts by the Issuer and (y) the Managing Underwriters unanimously agree that such delay will not adversely affect the offering or the Initial Sale. The parties acknowledge and agree that any extension or delay described above shall begin to run upon its occurrence  regardless of whether a prior extension is in effect.

2.2      Grant of Rights.  The Issuer hereby grants registration rights to the Stockholder upon the terms and conditions set forth in this Agreement.

2.3      Transfer Restrictions.  Except as expressly provided for in this Agreement and subject to any Lock-up Agreements, the Stockholder shall not, directly or indirectly, Transfer any Registrable Securities.

2.4      Rule 144 Sales.  Following the completion of the Initial Sale and subject to any Lock-up Agreements, the Stockholder may effect a Transfer of any of the remaining Registrable Securities then held by the Stockholder pursuant to Rule 144 under the Securities Act.

2.5      Transfers to and from Escrow Agent.  The Stockholder may Transfer Registrable Securities to and from the Escrow Agent pursuant to the Escrow Agreement.

2.6      Transfer under Section 1145 Exemption.  Subject to any Lock-up Agreements, the Stockholder may effect a Transfer of Registrable Securities to the Adelphia Claimants pursuant to the Section 1145 Exemption.

2.7      Transfer pursuant to SEC/DOJ Settlement.  The Stockholder may Transfer Registrable Securities to the United States pursuant to the SEC/DOJ Settlement.

ARTICLE III

REPRESENTATIONS AND WARRANTIES

3.1      Certain Acknowledgments of the Stockholder. The Stockholder acknowledges that all Registrable Securities will be issued pursuant to an exemption from registration under the Securities Act and applicable state securities laws and agrees not to Transfer such Registrable Securities in any transaction which would be in violation of the Securities Act or applicable state securities law. The Stockholder acknowledges that the following legend will appear on the certificates for the Registrable Securities reflecting the foregoing restriction. The Issuer shall, at the request of the Stockholder, remove from each certificate evidencing Registrable Securities the following legend if the Registrable Securities are being Transferred pursuant to a Registration Statement or distributed to the Adelphia Claimants pursuant to the Section 1145 Exemption or if the Issuer is reasonably satisfied (based upon an opinion of counsel or other evidence) that the securities evidenced thereby may be publicly sold without registration under the Securities Act; provided, however, that the Issuer or Issuer’s counsel shall not be required to deliver an opinion of counsel to the effect that the securities evidenced thereby may be publicly sold without registration under the Securities Act unless Stockholder Counsel shall have delivered an opinion, upon which the Issuer and Issuer’s counsel are entitled to rely, to the effect that the securities evidenced thereby may be publicly sold without registration under the Securities Act.

“THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, THE SECURITIES OR “BLUE SKY” LAWS OF ANY STATE OR ANY OTHER SECURITIES LAWS. SUCH SECURITIES MAY NOT BE OFFERED, SOLD, TRANSFERRED, PLEDGED, HYPOTHECATED, OR OTHERWISE ASSIGNED, EXCEPT (I) PURSUANT TO A REGISTRATION STATEMENT WITH RESPECT TO SUCH SECURITIES WHICH IS EFFECTIVE UNDER ALL APPLICABLE SECURITIES LAWS, OR (II) UPON THE FURNISHING TO TIME WARNER CABLE INC. BY THE

HOLDER OF THIS CERTIFICATE OF AN OPINION OF COUNSEL OR OTHER EVIDENCE REASONABLY ACCEPTABLE TO TIME WARNER CABLE INC. THAT SUCH SECURITIES ARE NOT REQUIRED TO BE REGISTERED UNDER APPLICABLE SECURITIES LAWS.”

3.2      Representations and Warranties of the Stockholder. The Stockholder hereby represents and warrants to the Issuer as follows:

(a)            Power, Binding Agreement.  The Stockholder is a corporation duly organized, validly existing and in good standing under the laws of Delaware. The Stockholder has all requisite corporate power and authority to enter into this Agreement. The execution, delivery and performance by the Stockholder of this Agreement have been duly and validly authorized and no additional corporate, shareholder or similar authorization or consent is required in connection with the execution, delivery and performance by the Stockholder of this Agreement. This Agreement constitutes a valid and legally binding obligation of the Stockholder and (assuming due execution and delivery by the other parties hereto) is enforceable  in accordance with its terms except as the indemnification and contribution provisions contained in Article VII may be held to be unenforceable as against public policy.

(b)           No Conflicts.

(i)       The execution, delivery and performance by the Stockholder of this Agreement does not, and the consummation by the Stockholder of the transactions contemplated by this Agreement will not, (A) violate any provision of the charter, by-laws or other organizational document of the Stockholder, (B) conflict with, or result in any violation or breach of, or constitute (with or without notice or lapse of time, or both) a default (or give rise to a right of termination, cancellation, modification or acceleration of any right or obligation) under, require a consent or waiver under, constitute a change in control under, or result in the imposition of any lien on the Stockholder’s assets under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, lease, license, contract, agreement or instrument to which the Stockholder is a party or by which it or any of its properties or assets may be bound, or (C) conflict with or violate any permit, concession, franchise, license, judgment, injunction, order, decree, statute, law, ordinance, rule or regulation applicable to the Stockholder or any of its properties or assets, except in the case of clauses (B) and (C) of this Section 3.2(b)(i) for any such conflicts, violations, breaches, defaults, terminations, cancellations, accelerations or liens as would not, individually or in the aggregate, have a material adverse effect on the ability of the Stockholder to consummate the transactions contemplated by this Agreement or the effectiveness of any Registration Statement.

(ii)      No consent, approval, license, permit, order or authorization of, or registration, declaration, notice or filing with, any Governmental Entity or any other Person is required by or with respect to the Stockholder in connection with the execution, delivery and performance of this Agreement by the Stockholder or the consummation by the Stockholder of the transactions contemplated by this Agreement, other than the approval by the Bankruptcy Court (which approval has been obtained as of the date hereof) and, with respect to any Registration or Incidental Registration, the filings and other actions required by the Securities Act, the Exchange Act, the rules of any stock exchange or automated quotation system on which the Registrable Securities are to be listed, the rules of any self-regulatory organization and state securities or “blue sky” laws, and except for any such consents, approvals, licenses, permits, orders or authorization, registration, declaration, notices or filings as would not, individually or in the aggregate, have a material adverse effect on the ability of the Stockholder to consummate the transactions contemplated by this Agreement or the effectiveness of any Registration Statement.

3.3      Representations and Warranties of the Issuer. The Issuer hereby represents and warrants to the Stockholder as follows:

(a)      Power, Binding Agreement.  The Issuer is a corporation duly organized, validly existing and in good standing under the laws of Delaware. The Issuer has all requisite corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder. The execution, delivery and performance by the Issuer of this Agreement have been duly and validly authorized and no additional corporate, shareholder or similar authorization or consent is required in connection with the execution, delivery and performance by the Issuer of this Agreement. This Agreement constitutes a valid and legally binding obligation of the Issuer, and (assuming due execution and delivery by the other parties hereto) is enforceable in accordance with its terms, except as the indemnification and contribution provisions contained in Article VII may be held to be unenforceable as against public policy and except as such enforceability may be limited by applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws affecting creditors’ rights generally and by general equitable principles (whether considered in a proceeding in equity or at law).

(b)      No Conflicts.

(i)       The execution, delivery and performance by the Issuer of this Agreement does not, and the consummation by the Issuer of the transactions contemplated by this Agreement will not, (A) violate any provision of the charter, by-laws or other organizational document of the Issuer, (B) conflict with, or result in any violation or breach of, or constitute (with or without notice or lapse of time, or both) a default (or give rise to a right of termination, cancellation, modification or acceleration of any right or obligation) under, require a consent or waiver under, constitute a change in control under, or result in the imposition of any lien on the Issuer’s assets under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, lease, license, contract, agreement or instrument to which the Issuer is a party or by which it or any of its properties or assets may be bound, or (C) conflict with or violate any permit, concession, franchise, license, judgment, injunction, order, decree, statute, law, ordinance, rule or regulation applicable to the Issuer or any of its properties or assets, except in the case of clauses (B) and (C) of this Section 3.3(b)(i) for any such conflicts, violations, breaches, defaults, terminations, cancellations, accelerations or liens as would not, individually or in the aggregate, have a material adverse effect on the Issuer or on the ability of the Issuer to consummate the transactions contemplated by this Agreement or the effectiveness of any Registration Statement.

(ii)      No consent, approval, license, permit, order or authorization of, or registration, declaration, notice or filing with, any Governmental Entity or any other Person is required by or with respect to the Issuer in connection with the execution, delivery and performance of this Agreement by the Issuer or the consummation by the Issuer of the transactions contemplated by this Agreement, other than, with respect to any Registration or Incidental Registration, filings and other actions required by the Securities Act, the Exchange Act, the rules of any stock exchange or automated quotation system on which the Registrable Securities are to be listed, the rules of any self-regulatory organization and state securities or “blue sky” laws, and except for any such consents, approvals, licenses, permits, orders or authorization, registration, declaration, notices or filings as would not, individually or in the aggregate, have a material adverse effect on the Issuer or on the ability of the Issuer to consummate the transactions contemplated by this Agreement or the effectiveness of any Registration Statement.

ARTICLE IV

INITIAL REGISTRATION AND SALE; DEMAND REGISTRATION;
AND FINAL REGISTRATION

4.1      Initial Registration.

(a) Effective Initial Registration.  Subject to Section 6.3, the Issuer shall use commercially reasonable efforts (it being understood that expenses incurred in connection with the preparation and filing of the Initial Registration Statement and the listing of the Initial Registrable Securities shall not be a factor in the measurement of such commercially reasonable efforts) to:

(i)       as promptly as reasonably practicable following the Closing, prepare and file a Registration Statement on Form S-1 or other appropriate form under the Securities Act (the “Initial Registration Statement”) covering the Initial Sale of the Initial Registrable Securities on a delayed basis pursuant to Rule 415 under the Securities Act (the “Initial Registration”); it being understood that such Initial Sale shall be effected solely by means of a single firm-commitment underwritten public offering;

(ii)      subject to extensions consented to by Adelphia (such consent not to be unreasonably withheld), cause the Initial Registration Statement to be declared effective by the Commission as promptly as reasonably practicable after such filing but not later than the later of (A) five months following the Closing and (B) January 31, 2007 (such later date, the “Initial Registration Deadline”); it being understood that the Issuer and the Stockholder shall cooperate in good faith to ensure that, subject to the Initial Registration Deadline, the Initial Registration Statement shall be declared effective at a time that is mutually beneficial to the Issuer and the Stockholder; and

(iii)     keep the Initial Registration Statement continuously effective until the date which is the earlier of (A) the time at which the Initial Registrable Securities required to be sold pursuant to this Agreement have been sold and (B) the Initial Sale Deadline (subject to extension pursuant to Section 2.1(b)(ii)).

(b)           Method of Disposition.  The sale of Initial Registrable Securities pursuant to the Initial Registration Statement shall be made solely by means of a single firm-commitment underwritten public offering.

4.2      Demand Registration.

(a) Request for Demand Registration.  Subject to any Lock-up Agreements, at any time after the Initial Sale and prior to the effective date of the Remainder Plan, the Stockholder may make a single written request to the Issuer to register the Demand Sale of up to the number of Registrable Securities remaining after the completion of the Initial Sale stated in such request (the “Demand Registrable Securities”) on the appropriate form under the Securities Act (the “Demand Registration Statement”); provided however, that the Issuer shall not be obligated to effect the Demand Registration unless the reasonably expected net proceeds to the Stockholder from the Demand Sale of the Demand Registrable Securities are, as determined at the time of such request, in excess of $250 million (the “Demand Registration”).

(b)           Effective Demand Registration.  Subject to Section 6.3, the Issuer shall use commercially reasonable efforts (it being understood that expenses incurred in connection with the preparation and filing of the Demand Registration Statement  and the listing of the Demand Registrable Securities shall not be a factor in the measurement of such commercially reasonable efforts) to:

(i)       prepare and file the Demand Registration Statement as promptly as reasonably practicable after the Issuer receives the request under Section 4.2(a);

(ii)      cause the Demand Registration Statement to be declared effective by the Commission as promptly as reasonably practicable after the Issuer receives such request under Section 4.2(a); and

(iii)     keep the Demand Registration Statement continuously effective until the earlier of (A) the completion of the Demand Sale and (B) three months after the date the Demand Registration Statement is declared effective by the Commission; provided, however, that such three month period shall be extended for a period of time equal to the length of: (1) any Blackout Period; plus (2) the number of days that elapse from (x) the date any written notice contemplated by Section 6.3(a) is given by the Issuer to (y) the date on which the Issuer delivers to the Stockholder the supplement or amendment contemplated by

Section 6.3(a); plus (3) a period of time of up to three months to the extent that the Majority Managing Underwriters determine that the offering should be delayed due to market conditions; plus (4) a period of time of up to three months to the extent the Majority Managing Underwriters determine that any material event at the Issuer has occurred that would reasonably be expected to adversely affect the offering price of the Initial Registrable Securities relative to what the offering price would be expected to be in the absence of such extension; plus (5) the period during which a stop order issued by the Commission is in effect. The parties acknowledge and agree that any extension described above shall begin to run upon its occurrence regardless of whether a prior extension is in effect.

(c)            Method of Disposition.  The sale of Demand Registrable Securities pursuant to the Demand Registration Statement shall be made solely by means of a single firm-commitment underwritten public offering.

(d)           Revocation of Demand Registration.  During the term of this Agreement, the Stockholder may revoke the Demand Registration prior to the effective date of the Demand Registration Statement; provided that such revoked Demand Registration shall count as the Demand Registration for purposes of this Agreement unless the Stockholder has promptly reimbursed the Issuer for all Registration Expenses arising from, in connection with or relating to, such revoked Demand Registration; provided, further, that (i) the Stockholder may revoke the Demand Registration following the filing of the Demand Registration Statement only on one occasion during the term of this Agreement, and (ii) once the “road show” in respect of the Demand Sale pursuant to the Demand Registration has commenced, if the Stockholder revokes the Demand Registration, the Issuer shall not be obligated to resume such “road show” that has commenced or to attend or participate in any other “road show” in respect of the Demand Registration. Upon the revocation of the Demand Registration, the Issuer shall be permitted to withdraw the Demand Registration Statement and shall have no further obligation or other Liability pursuant to this Section 4.2 with respect to such Demand Registration.

(e)            Financial Information Requirement.  Notwithstanding anything to the contrary in this Agreement, the Issuer shall not have any obligation to register the Demand Registrable Securities pursuant to this Section 4.2 if Adelphia fails to satisfy the Financial Information Requirement.

(f)            Reduction of Demand Registrable Securities.  Notwithstanding the foregoing, if the Stockholder has requested a Demand Registration in accordance with Section 4.2(a), and the number of Demand Registrable Securities the Stockholder is permitted to include in the offering covered by such Demand Registration is reduced, pursuant to Section 6.9 and/or the Comcast Letter Agreement, to below 50% of the number of Demand Registrable Securities originally requested by the Stockholder because of the inclusion of shares of Class A Common Stock held by another stockholder of the Issuer, the Stockholder shall be entitled to make a request for another Demand Registration pursuant to this Section 4.2

4.3      Final Registration.

(a) Effective Final Registration.  Subject to any Lock-up Agreements, if at any time either (x) any party to this Agreement shall reasonably determine that the Section 1145 Exemption is not available to effect the distribution (coincident with the effective date of any Remainder Plan) of the then remaining Registrable Securities (the “Final Registrable Securities”), based on an order of the Bankruptcy Court, clear statements made by the staff of the Commission or the inability of  counsel to such party to deliver an opinion to the effect that the Section 1145 Exemption is available, and with the concurrence of the other parties hereto (which concurrence shall not be unreasonably withheld) (provided that as promptly as practicable following such determination, such party shall provide the other party with written notice of such determination together with a copy of such order or memorandum setting forth the communication with the staff of the Commission or such party’s counsel), or (y) the Issuer shall deliver written notice to the Stockholder electing, in its sole discretion, to effect the distribution of the Final Registrable Securities to the Adelphia Claimants pursuant to the terms of this Section 4.3 and not in reliance on section 1145 of the Bankruptcy Code (provided that the Issuer may not make such election if such election would reasonably be expected to result in a material delay (including any delay pursuant to Section 6.3) relative to when such distribution would occur pursuant to a chapter 11 plan of reorganization resulting in a Termination Event or would otherwise adversely affect such distribution in any material respect) (each such notice pursuant to clause (x) or (y) above, a “Final Distribution Notice”), then, subject to Section 6.3, as promptly as reasonably practicable following delivery of the Final Distribution Notice, the Issuer shall use commercially reasonable efforts (it being understood that expenses incurred in connection with the preparation and filing of a registration statement and the listing of the Final Registrable Securities to be distributed pursuant to the Final Registration Statement shall not be a factor in the measurement of such commercially reasonable efforts) to:

(i)       prepare and file as promptly as reasonably possible following delivery of the Final Distribution Notice no more than one Registration Statement on the appropriate form under the Securities Act (the “Final Registration Statement”) effecting registration (the “Final Registration”) of such transactions involving Final Registrable Securities as are required by the Commission to be registered so that such Final Registrable Securities, when issued to the Adelphia Claimants in such transactions, will be freely tradable by such Adelphia Claimants and not subject to any resale restrictions, except to the extent that any such Adelphia Claimant is an Affiliate of the Issuer or an underwriter (as defined in section 1145(b) of the Bankruptcy Code);

(ii)      cause the Final Registration Statement to be declared effective by the Commission as promptly as reasonably practicable after delivery of a Final Distribution Notice; and

(iii)     keep the Final Registration Statement continuously effective until the time at which the Final Distribution has been completed and the Class A Common Stock distributed thereby is freely tradable in the hands of the distributees, except to the extent that any such distributee is an Affiliate of the Issuer or an underwriter (as defined in section 1145(b) of the Bankruptcy Code); provided, however, that in no event shall the Issuer be required to keep the Final Registration Statement effective for more than a six month period following the date on which the relevant chapter 11 plan of reorganization of Adelphia and/or any of its Affiliates becomes effective.

(b)           Additional Registration. Notwithstanding the foregoing:

(i)       If the Issuer makes the election contemplated by Section 4.3(a)(y) and the Stockholder makes a written request, the Issuer shall file one additional Registration Statement to enable the Stockholder to distribute any remaining Registrable Securities to the Adelphia Claimants, to the extent required by the Commission so that such Registrable Securities, when issued to the Adelphia Claimants in such distribution, will be freely tradable by such Adelphia Claimants and not subject to any resale restrictions, except to the extent that any such Adelphia Claimant is an Affiliate of the Issuer or an underwriter (as defined in section 1145(b) of the Bankruptcy Code). Any such registration pursuant to this Section 4.3(b)(i) shall be subject to Section 6.3 and shall otherwise be governed by clauses (i) through (iii) of Section 4.3(a) above, except that the words “delivery of the Final Distribution Notice” in Section 4.3(a)(i) and (ii) shall be replaced with the words “delivery of the notice under Section 4.3(b)(i).”

(ii)      If an Additional Registration Event occurs and the Stockholder makes a written request, the Issuer shall file one additional Registration Statement to register the public offering by the Stockholder of the then remaining Registrable Securities for cash in transactions not involving an underwriter or other intermediary (but not any resale transactions by the recipients of such Registrable Securities). Any such registration pursuant to this Section 4.3(b)(ii) shall be subject to Section 6.3 and shall otherwise be governed by clauses (i) through (iii) of Section 4.3(a) above, except that (x) the words “delivery of the Final Distribution Notice” in Section 4.3(a)(i) and (ii) shall be replaced with the words “delivery of the notice under Section 4.3(b)(ii)”, and (y) the Issuer shall not be required to keep effective the Registration Statement filed pursuant to this Section 4.3(b)(ii) for more than one month after the date of its effectiveness.

(c) Method of Disposition.  The Final Registration Statement shall be used solely to effect (i) a distribution by the Stockholder of all Final Registrable Securities to the Adelphia Claimants pursuant to a chapter 11 plan of reorganization confirmed by the Bankruptcy Court and (ii) to the extent required by the Commission so that the Final Registrable Securities, when issued to the Adelphia Claimants in such transactions, will be freely tradable by such Adelphia Claimants and not subject to any resale restrictions (except to the extent that any such Adelphia Claimant is an Affiliate of the Issuer or an underwriter (as defined in section 1145(b) of the Bankruptcy Code)), the resale of the Registrable Securities (such distribution described in clauses (i) and (ii), the “Final Distribution”).

(d) Restrictions on Solicitation of Votes. The Stockholder and the Issuer shall reasonably consult with each other no less than 60 days prior to the making of any solicitation of votes of the Adelphia Claimants with respect to a Final Distribution and shall use commercially reasonable efforts to determine, based on clear statements made by the staff of the Commission, a final order of the Bankruptcy Court or an opinion of counsel, whether the Section 1145 Exemption is available. The Stockholder, the Issuer and their respective Affiliates shall not make and shall not cause to be made any solicitation of a vote of Adelphia Claimants with respect to the Final Distribution unless either (i) the Final Registration Statement covering such Final Distribution and the related solicitation of the votes of Adelphia Claimants is effective (or, to the extent permitted by securities laws and regulations, filed) at the time of such solicitation, or (ii) the Stockholder and the Issuer have reasonably determined, based on clear statements made by the staff of the Commission, a final order of the Bankruptcy Court or an opinion of counsel to the effect that the Section 1145 Exemption is available.

4.4           Underwriting. The Initial Sale and the Demand Sale shall each be in the form of a single firm-commitment underwritten public offering, and the Managing Underwriters and Co-Managers for the Initial Sale and the Demand Sale shall be selected in accordance with Section 6.8.

4.5           Termination Event. Notwithstanding anything in this Agreement to the contrary, if at any time a Termination Event shall occur, the Issuer and the Stockholder shall have no further obligation or any other Liability under this Agreement (except for any Liability arising prior to such date) and the Issuer may immediately withdraw or terminate any Registration Statement, whether or not effective as of such time.

ARTICLE V

INCIDENTAL OR “PIGGY-BACK” REGISTRATION

5.1           Issuer Incidental Registration. At any time after the Closing, in connection with either the Initial Registration or, if applicable, the Demand Registration (but not in connection with the Final Registration), the Issuer shall have the right, subject to the limitations set forth in Section 6.9, to register Issuer Securities or securities for the account of any stockholder of the Issuer other than the Stockholder; provided, however, that (i) the Issuer shall not include any securities for the account of another Person (other than pursuant to the Comcast Registration Rights Agreement) if inclusion of such securities will adversely affect the relevant Disposition in any material respect (it being understood that any potential or actual reductions pursuant to Section 6.9 shall not be considered in the determination of any such adverse effect), and (ii) the Issuer shall not include any securities of the Issuer for the account of any Person other than the Stockholder unless such Person accepts the terms of the underwritten offering as agreed upon between the Managing Underwriters and the Stockholder.

5.2           Stockholder Incidental Registration.

(a) At any time after the completion of the Initial Sale, subject to any Lock-up Agreements, if the Issuer proposes to file a Registration Statement with respect to an offering of securities (other than debt securities, or non-participating preferred equity securities, which are not exchangeable for or convertible into or otherwise linked to the common equity of the Issuer) by the Issuer for its own account or for the account of any stockholder of the Issuer other than the Stockholder (other than (i) a registration statement on Form S-4 or S-8 or (ii) a registration statement relating to the issuance of securities as consideration in any acquisition by the Issuer), then the Issuer shall give written notice (a “Filing Notice”) of such proposed filing to the Stockholder at least five Business Days before the anticipated filing date, which notice shall describe the proposed registration and distribution and offer the Stockholder the opportunity to register the number of Registrable Securities as the Stockholder requests (an “Incidental Registration”).

(b) If the Stockholder has made a written request to the Issuer to participate in the Incidental Registration within five Business Days after receipt of the Filing Notice, the Issuer shall permit the Stockholder to include up to all of its Registrable Securities (subject to the limitations set forth in Section 6.9) in such offering on the same terms and conditions as the securities of the Issuer or for the account of such other stockholder, as the case may be, included therein. In connection with any Incidental Registration under this Section 5.2 involving an underwritten offering, the Issuer shall not be required to include any Registrable Securities in such underwritten offering unless the Stockholder accepts the terms of the underwritten offering as agreed upon by the Issuer and such other stockholders, if any.

ARTICLE VI

REGISTRATION PROCEDURES

6.1           Obligations of the Issuer. In connection with any Registration pursuant to Article IV or Incidental Registration in which the Stockholder is including Registrable Securities pursuant to Article V:

(a) the Issuer shall (i) before filing a Registration Statement, Prospectus, Free Writing Prospectus or any amendments or supplements thereto, provide Stockholder Counsel and any other Inspector with a reasonable opportunity to review and comment on such Registration Statement, each Prospectus included therein and each Free Writing Prospectus (and each amendment or supplement thereto) to be filed with the Commission, subject to such documents being under the Issuer’s control and (ii) notify the Stockholder, Stockholder Counsel, and each other party participating in such distribution of Registrable Securities of any stop order issued or threatened by the Commission and use commercially reasonable action required to prevent the entry of such stop order or to remove it if entered;

(b) the Issuer shall, as promptly as practicable, prepare and file with the Commission such amendments and supplements to such Registration Statement and the Prospectus as may be necessary to keep such Registration Statement effective as required by Article IV of this Agreement and as required to remove, or prevent the issuance of, any stop order issued or threatened by the Commission;

(c) the Issuer shall furnish to the Stockholder, prior to filing a Registration Statement, at least one conformed copy of such Registration Statement as is proposed to be filed, and thereafter shall promptly furnish such number of conformed copies of such Registration Statement, each amendment and supplement thereto (in each case including all exhibits thereto), and the Prospectus included therein (including each preliminary Prospectus and any Prospectus filed under Rule 424 under the Securities Act) as the Stockholder may reasonably request in order to facilitate the disposition of the Registrable Securities; in addition, the Issuer shall promptly after receipt furnish to the Stockholder copies of the portions of any and all transmittal letters and any other correspondence (including comment letters) with the Commission or any other Governmental Entity in respect of such Registration Statement or amendment or supplement thereto and that relate to the sections entitled “Plan of Distribution” or “Selling Stockholder” or other sections containing information provided by the Stockholder pursuant to Section 6.2, and the Stockholder shall have the right to request that, subject to the terms of this Agreement, the Issuer modify any such information contained in such Registration Statement or amendment and supplement thereto pertaining to the Stockholder in such sections, and the Issuer shall use commercially reasonable efforts to comply with such request (provided, however, that the Issuer shall not have any obligation to modify any information if the Issuer reasonably expects that so doing would cause the Registration Statement to contain an untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading);

(d) the Issuer shall use commercially reasonable efforts (i) to register or qualify all Registrable Securities and other securities covered by the Registration Statement under such other securities or “blue sky” laws of such States of the United States of America where an exemption is not available and as the Stockholder shall reasonably request, (ii) to keep such registration or qualification in effect during the period during which the Registration Statement is required to be effective pursuant to this Agreement, (iii) to obtain the withdrawal of any order or other determination suspending such registration or qualification during the period during which the Registration Statement is required to be effective pursuant to this Agreement and (iv) to take any other action which may be reasonably necessary or advisable to enable the Stockholder to consummate the Disposition of the relevant Registrable Securities in such jurisdictions, except that the Issuer shall not for any such purpose be required to (A) qualify generally to do business as a foreign corporation in any jurisdiction wherein it would not but for the requirements of this clause (iv) be obligated to be so qualified, (B) subject itself to taxation in any such jurisdiction or (C) consent to general service of process in any such jurisdiction;

(e) the Issuer shall enter into and perform customary agreements (including underwriting and indemnification and contribution agreements in customary form with the Managing Underwriters, Co-Managers or other Counterparty and reasonably acceptable to the Counterparty) and take such other commercially reasonable actions as are required in order to expedite or facilitate each Disposition (other than the Final Distribution or an Additional Disposition) and shall provide all reasonable cooperation, including causing appropriate officers to attend and participate in “road shows,” including other information meetings organized by the Counterparty, customary for similar dispositions; provided, however, that the Issuer and such officers shall not be obligated to attend or participate in more than one “road show” in connection with each such Disposition, unless such “road show” has been interrupted pursuant to Section 6.3, in which case such officers shall continue to be obligated to attend or participate in one more “road show”;

(f) the Issuer shall make available at reasonable times for inspection by the Stockholder, the Counterparties participating in any Disposition (other than the Final Distribution or an Additional Disposition), Stockholder Counsel and any attorney, accountant or other agent retained by any Counterparty (each, an “Inspector” and collectively, the “Inspectors”), all financial and other records, corporate documents of the Issuer and its Subsidiaries (collectively, the “Records”) as are reasonably necessary to enable them to exercise their due diligence responsibilities, and cause the Issuer’s and its Subsidiaries’ officers, directors and employees, and the independent public accountants of the Issuer, to discuss the business and affairs of the Issuer and its Subsidiaries, to supply promptly all information reasonably requested by any such Inspector in connection with such Registration Statement and to otherwise reasonably cooperate in the due diligence process of the Inspectors; provided, however, that the Issuer shall be under no obligation to provide any information to the Stockholder, such Counterparties, Stockholder Counsel or any Inspector, and no such party shall have access to any information that (x) consists of the Tax Returns (as defined in the TW NY APA) of the Issuer or (y) based on advice of the Issuer’s counsel, would (i) reasonably be expected to create any Liability under applicable law, or waive any material legal privilege (provided that in such latter event the Issuer shall use commercially reasonable efforts to cooperate to permit disclosure of such information in a manner consistent with the preservation of such legal privilege), (ii) result in the disclosure of any trade secrets of third parties; or (iii) violate any obligation of the Issuer with respect to confidentiality (provided that, with respect to clause (iii), to the extent specifically requested by the Stockholder, the Issuer has in good faith sought to obtain a waiver regarding the possible disclosure from the third party to whom it owes an obligation of confidentiality);

(g) in preparation for any Disposition (other than the Final Distribution or an Additional Disposition), the Issuer shall use commercially reasonable efforts to obtain “cold comfort” letters addressed to the Issuer and the Counterparties and dated the effective date of the Registration Statement and the date of the closing under the agreement relating to such Disposition from the Issuer’s independent public accountants, relating to the Issuer’s financial information, in customary form and covering such matters of the type customarily covered by “cold comfort” letters delivered in a firm-commitment underwritten public offering;

(h) the Issuer shall use commercially reasonable efforts to furnish, at the request of the Stockholder, on the date such Registrable Securities are delivered to the Counterparties for sale pursuant to such Registration Statement (other than the Final Registration Statement or an Additional Registration Statement), a signed opinion, dated such date, of counsel representing the Issuer for the purposes of such Disposition (other than the Final Distribution or an Additional Disposition), addressed to the Counterparties, covering such legal matters with respect to such Disposition in respect of which such opinion is being given as the Counterparties and the Stockholder may reasonably request and are customarily included in such opinions relating to transactions similar to such Disposition;

(i) the Issuer shall comply with all applicable rules and regulations of the Commission, and make available to its security holders, as soon as reasonably practicable but no later than fifteen months after the effective date of the Registration Statement, an earnings statement covering a period of twelve months beginning after the effective date of the Registration Statement, in a manner that satisfies the provisions of Section 11(a) of the Securities Act and Rule 158 thereunder;

(j) with respect to any Disposition or a distribution of Registrable Securities to the Adelphia Claimants pursuant to the Section 1145 Exemption, the Issuer shall use commercially reasonable efforts to cause all Purchase Shares to be listed on the NYSE and to thereafter comply with all applicable rules of the NYSE, at or prior to the time of the relevant Disposition or completion of the distribution pursuant to the Section 1145 Exemption, as the case may be, so as to permit the continued listing of such securities on the NYSE, and if such listing on the NYSE has not been effected within a reasonable period of time following the first Disposition under this Agreement or completion of the distribution pursuant to the Section 1145 Exemption, as the case may be, the Issuer shall use commercially reasonable efforts to cause all Purchase Shares to be listed on the Nasdaq Stock Market and thereafter shall use commercially reasonable efforts to comply with all applicable rules of the Nasdaq Stock Market so as to permit the continued listing of such securities on the Nasdaq Stock Market;

(k) the Issuer shall use commercially reasonable efforts to cause all Registrable Securities covered by the Registration Statement to be registered with or approved by such Governmental Entities as may be necessary in the written opinion of counsel to the Issuer or Stockholder Counsel to enable the Stockholder to consummate the Disposition of such Registrable Securities within the United States of America;

(l) the Issuer shall timely keep Stockholder Counsel advised as to the initiation and progress of any Registration or Incidental Registration;

(m) the Issuer shall cooperate with the Stockholder and each underwriter participating in the Disposition (other than the Final Distribution or an Additional Disposition) of such Registrable Securities and their respective counsel in connection with any filings required to be made with the NASD;

(n) during the time when a Prospectus is required to be delivered under the Securities Act, the Issuer shall promptly give notice to the Stockholder (i) of the receipt by the Issuer of any notification with respect to the suspension of the qualification or exemption from qualification of any of the Registrable Securities for sale in any jurisdiction or the initiation or threat in writing of any proceeding for such purpose, (ii) of the occurrence of any of the events described in Section 6.3(b) that results in the Issuer delaying or not taking a Registration Action; and (iii) of the determination by the Issuer that a post-effective amendment to a Registration Statement will be filed with the Commission; and

(o) the Issuer shall use commercially reasonable efforts to promptly take all other steps necessary to effect the registration of the Registrable Securities contemplated hereby.

6.2               Obligations of the Stockholder.

(a) In connection with any Disposition, the Stockholder shall (i) promptly furnish to the Issuer in writing such information with respect to the Stockholder and the Disposition as the Issuer may reasonably request or as may be required by law for use in connection with any related Registration Statement or Prospectus and all information required to be disclosed in order to make the information previously furnished to the Issuer by the Stockholder not materially misleading or necessary to cause such Registration Statement not to omit a material fact with respect to the Stockholder necessary in order to make the statements therein not misleading and (ii) provide the Issuer with the Adelphia Financial Information for use in the preparation of any Registration Statement in a timely manner so as to enable the Issuer to comply with its obligations under Article IV and Sections 6.1 and 6.3 of this Agreement.

(b) The Stockholder shall comply with the Securities Act and the Exchange Act and all applicable state securities laws and comply with all applicable regulations in connection with the registration and the Disposition of the Registrable Securities.

(c) The Stockholder shall enter into and perform customary agreements (including underwriting and indemnification and contribution agreements in customary form with the Managing Underwriters or any other Counterparty and reasonably acceptable to the Counterparty) and take such other commercially reasonable actions as are required in order to expedite or facilitate the Disposition and shall provide all reasonable cooperation customary for similar dispositions.

(d) In connection with any Disposition, the Stockholder and its Affiliates shall not use any Free Writing Prospectus without the prior written consent of the Issuer.

(e) In connection with any Disposition, the Stockholder shall use commercially reasonable efforts to assist the Issuer in responding to portions of any and all transmittal letters and any other correspondence (including comment letters) from the Commission or any other Governmental Entity in respect of any Registration Statement or amendment or supplement thereto to the extent that such portions pertain to the Stockholder, the Adelphia Financial Information or the information the Stockholder has provided pursuant to Section 6.2; it being understood that most relevant information is likely to be in the possession of the Issuer or Comcast.

(f) In preparation for any Disposition (other than the Final Distribution or an Additional Disposition), the Stockholder and Adelphia shall use commercially reasonable efforts to obtain “cold comfort” letters addressed to the Issuer and the Counterparties and dated the effective date of the Registration Statement and the date of the closing under the agreement relating to such Disposition from Adelphia’s independent public accountants with respect to the Adelphia Financial Information in customary form and covering such matters of the type customarily covered by “cold comfort” letters delivered in a firm-commitment underwritten public offering.

(g) In connection with the registration process with respect to each Disposition, the Stockholder and Adelphia shall:

(i) use commercially reasonable efforts to cause the independent auditor of Adelphia to provide any consents with respect to the Adelphia Financial Information that are required for offerings registered under the Securities Act; and

(ii) use commercially reasonable efforts to cause the independent auditor of Adelphia to cooperate in each Disposition, including by participating in meetings, drafting sessions and due diligence sessions and cooperating with the Issuer in good faith to respond to any comments from the Commission or any other Governmental Entity with respect to the Adelphia Financial Information.

6.3              Notice to Discontinue; Blackout Periods.

(a) The Issuer shall promptly notify the Stockholder (i) upon discovery that, or upon the happening of any event as a result of which, the Prospectus or the Registration Statement includes an untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, or of the occurrence of any event specified in Section 6.3(b) that results in the Issuer delaying or not taking a Registration Action, (ii) of the issuance by the Commission of any stop order suspending the effectiveness of the Registration Statement or (iii) of any written request by the Commission for (A) amendments to the Registration Statement or any document incorporated or deemed to be incorporated by reference in the Registration Statement, (B) supplements or amendments to the Prospectus or (C) additional information. Immediately following any such event (x) upon the request of the Issuer, the Stockholder shall suspend the use of the Prospectus and shall not sell or distribute any Registrable Securities pursuant to the Registration Statement until the Stockholder has received copies of the supplemented or amended Prospectus or until it is advised by the Issuer that the Prospectus may be used, and (y) the Issuer shall use commercially reasonable efforts to, as promptly as practicable or in the case of an event specified in Section 6.3(b), by the end of the Blackout Period (as defined below), if necessary, prepare and file a post-effective amendment to the Registration Statement or a supplement or amendment to the related Prospectus or any document that would be incorporated by reference into the Registration Statement and Prospectus so that the Registration Statement does not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, and such Prospectus does not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading and promptly thereafter deliver to the Stockholder a reasonable number of copies of the supplement or amendment of such Prospectus complying with the foregoing, and, in the case of a post-effective amendment to a Registration Statement, use commercially reasonable efforts to cause it to be declared effective as promptly as is reasonably practicable.

(b) The Issuer shall not be required to file any Registration Statement pursuant to this Agreement, file any amendment thereto, furnish any supplement or amendment to a Prospectus included in a Registration Statement, make any other filing with the Commission, cause any Registration Statement or other filing with the Commission to become effective, or take any similar action (collectively, “Registration Actions”) and may withdraw any Registration Statement or other filing with the Commission, and any and all sales of Registrable Securities by a holder thereof pursuant to a Registration Statement shall be suspended for a period of time (each such period, a “Blackout Period”) for so long as, in the good faith judgment of the Issuer (as evidenced by a certificate of an officer of the Issuer), such Registration Action would (i) materially interfere with business activities or plans of the Issuer, (ii) adversely affect the Issuer or the Issuer’s trading markets, (iii) require the disclosure of material non-public information which disclosure would be detrimental to the Issuer, (iv) require the inclusion of financial statements of the Issuer or any business acquired by the Issuer that are not then available or (v) be prohibited by the Comcast Letter Agreement for the periods set forth therein. Upon the occurrence of any condition described in clause (i), (ii), (iii), (iv) or (v) of the first sentence of this Section 6.3(b), the Issuer shall give prompt notice thereof to the Stockholder if it intends to delay any of the Registration Actions and/or suspend sales of Registrable Securities. Upon the termination of the condition described in clause (i), (ii), (iii), (iv) or (v) of the first sentence of this Section 6.3(b), the Issuer shall give prompt notice to the Stockholder and shall promptly proceed with the Registration Actions and make any other filing with the Commission required of it or terminate any suspension of sales or distribution it has put into effect and shall take such other commercially reasonable actions to permit the Disposition of Registrable Securities as contemplated by this Agreement.

(c) In the event that the Issuer declares a Blackout Period pursuant to Section 6.3(b) with respect to the Demand Registration, the Stockholder shall have the right to revoke such Demand Registration without such request counting as a revocation of a Demand Registration for purposes of Section 4.2(d)

and without any liability for Registration Expenses arising from, in connection with or relating to, such revoked Demand Registration.

6.4           Reports and Materials to be Filed under the Securities Act and the Exchange Act. The Issuer shall timely file the reports and materials required to be filed by it under the Securities Act and the Exchange Act and the rules and regulations adopted by the Commission thereunder (including but not limited to the reports under Sections 13 and 15(d) of the Exchange Act referred to in subparagraph (c) of Rule 144) and, following the completion of the Initial Sale, shall take all commercially reasonable actions as the Stockholder or any broker or dealer facilitating a sale of Registrable Securities may reasonably request to enable the Stockholder to sell Registrable Securities without registration under the Securities Act within the limitation of the exemptions provided by (a) Rule 144 under the Securities Act, as such Rule may be amended from time to time, or (b) any similar rules or regulations hereafter adopted by the Commission. Upon the request of the Stockholder, the Issuer shall deliver to the Stockholder a written statement as to whether it has complied with such requirements.

6.5           Registration Expenses. The Issuer shall pay all Registration Expenses (as defined below) arising from or incident to the Initial Registration; provided, however, that the Stockholder shall bear the expense of any broker’s commission or underwriter’s discount, fee or commission relating to the Initial Registrable Securities included in the Initial Registration and the Initial Sale and the fees, disbursements and expenses of the Stockholder’s counsel and accountants (except to the extent such accountants’ expenses are contemplated to be paid by the Issuer pursuant to the TW NY APA). The Stockholder shall pay all Registration Expenses arising from or incident to the Demand Registration, the Final Registration, each Additional Registration, the Demand Sale, the Final Distribution and each Additional Disposition, including the expense of any broker’s commission or underwriter’s discount, fee or commission relating to such Registration and Disposition, provided, however, that the Issuer shall bear the portion of the Registration Expenses that is equal to the incremental amount incurred as a result of the participation of the Issuer or any Person other than the Stockholder in a Demand Sale, Final Distribution or Additional Disposition. In connection with any Incidental Registration, the Stockholder shall bear the portion of the Registration Expenses that is equal to the incremental amount incurred as a result of the Stockholder’s participation in the Incidental Registration. The Issuer shall pay all fees and expenses payable in connection with the listing of the securities on any securities exchange. “Registration Expenses” means all expenses arising from or incident to any Registration or Incidental Registration, including any and all expenses incident to performance of or compliance with any registration or marketing of securities pursuant to this Agreement, including:  (a) the fees, disbursements and expenses of Issuer’s counsel and accountants in connection with this Agreement and the performance of the Issuer’s counsel and accountants in connection with this Agreement and the performance of the Issuer’s obligations hereunder; (b) all expenses, including filing fees, in connection with the preparation, printing and filing of any Registration Statement, any Prospectus or preliminary Prospectus, any other offering document and amendments and supplements thereto and the mailing and delivering of copies thereof to any underwriters and dealers;

(c) the cost of printing or producing any agreements among underwriters, underwriting agreements, and blue sky or legal investment memoranda, any selling agreements and any other documents in connection with the offering, sale, distribution or delivery of the securities to be disposed of; (d) all expenses in connection with the qualification of the securities to be disposed of for offering and sale or distribution under state securities laws, including the fees and disbursements of counsel for the underwriters in connection with such qualification and in connection with any blue sky and legal investment surveys; (e) the filing fees incident to securing any required review by the NASD of the terms of the sale or distribution of the securities to be disposed of; (f) transfer agents’ and registrars’ fees and expenses and the fees and expenses of any other agent or trustee appointed in connection with such offering; (g) all security engraving and security printing expenses; (h) any other fees and disbursements of underwriters customarily paid by the issuers of securities; and (i) the costs and expenses of the Issuer relating to analyst or investor presentations or any “road show” undertaken in connection with the registration and/or marketing of any Registrable Securities. Without limiting the generality of the foregoing, in no event shall the Issuer or any of its Affiliates bear any Registration Expenses of or relating to resales of Class A Common Stock by Adelphia Claimants in the Final Distribution or any Additional Distribution.

6.6       Confidentiality. Any Records provided in connection with Section 6.1(f) that the Issuer determines, in good faith, to be confidential and which it notifies the Inspectors are confidential shall not be publicly disclosed by the Inspectors (and the Inspectors shall confirm their agreement in writing in advance to the Issuer if the Issuer shall so request) unless (a) the disclosure of such Records is necessary, in the Issuer’s reasonable judgment, to avoid or correct a misstatement or omission in the Registration Statement, (b) the release of such Records is ordered pursuant to a subpoena or other order from a court of competent jurisdiction after exhaustion of all appeals therefrom or (c) the information in such Records was known to the Inspectors on a non-confidential basis prior to its disclosure by the Issuer or has been made generally available to the public or otherwise becomes available on a non-confidential basis. The Stockholder agrees that it shall, upon learning that disclosure of such Records is sought in a court of competent jurisdiction, give prompt notice to the Issuer and allow the Issuer, at the Issuer’s expense, to undertake appropriate action to prevent disclosure of the Records deemed confidential.

6.7           Lock-Up Agreements.

(a) If requested in writing by any Managing Underwriter in connection with the Initial Registration, Demand Registration or any Incidental Registration, each of the Stockholder and the Issuer shall execute and deliver agreements (“Lock-up Agreements”) containing such customary restrictions on its ability to Transfer Registrable Securities as such Managing Underwriter may reasonably request; provided that such restrictions shall be the same for all parties to this Agreement (except that, with respect to the Final Distribution or any distribution under section 1145 of the Bankruptcy Code, if agreed to by the Managing Underwriters, the restriction on the Stockholder may be shorter than that applicable to the Issuer) and shall not have a duration in excess of the shortest period required by the Managing Underwriters and in any event not more than

180 days after the completion of such offering. Any Lock-up Agreements shall not prohibit the filing of the Final Registration Statement (and the Registration Actions related thereto) or the solicitation of votes of the Adelphia Claimants with respect to the approval of the Final Distribution. Any Lock-up Agreements executed by the Stockholder shall contain provisions naming the Issuer as intended third-party beneficiaries thereof and requiring the prior written consent of the Issuer for any amendments thereto or waivers thereof. Any Lock-up Agreements executed by the Issuer shall contain provisions naming the Stockholder as intended third-party beneficiaries thereof and requiring the prior written consent of the Stockholder for any amendments thereto or waivers thereof.

(b) The Issuer shall use best efforts to cause all of its executive officers and directors to execute lock-up agreements that contain restrictions that are no less restrictive than the restrictions contained in the Lock-up Agreements executed by the Issuer. The terms of any underwriting agreement entered into under this Agreement shall provide that the Managing Underwriters will not waive the lock-up provisions applicable to any 5% or greater stockholder of the Issuer (other than Comcast or TWE Holdings II Trust) without granting a similar waiver to the Stockholder. In addition, such underwriting agreement shall also provide that to the extent any other stockholder (other than Comcast or TWE Holdings II Trust) has shares being sold in the same registration as the Stockholder, such stockholder shall be subject to a lock-up agreement containing restrictions at least as restrictive as those imposed on the Stockholder.

6.8           Selection of Underwriters. In connection with the Initial Registration and the Demand Registration, the Issuer and the Stockholder shall select, in the aggregate, three nationally-recognized investment banking firms as the Managing Underwriters and such number of (x) additional Managing Underwriters and (y) nationally-recognized investment banking firms as co-lead managers (or the equivalent) (the “Co-Managers”), in each case, as determined by the Issuer in its discretion, and in accordance with the following:

(a) the Issuer shall have the right to select two of the three Managing Underwriters, the identity of which shall be subject to the consent of the Stockholder, such consent not to be unreasonably withheld;

(b) the Stockholder shall have the right to select one of the three Managing Underwriters, the identity of which shall be subject to the consent of the Issuer, such consent not to be unreasonably withheld;

(c) if the Issuer elects to have additional Managing Underwriters, each of the Issuer and the Stockholder shall have the right to select the same number of such additional Managing Underwriters (in each case, subject to the consent of the other party, such consent not to be unreasonably withheld);

(d) each of the Issuer and the Stockholder shall have the right to select the same number of Co-Managers (in each case, subject to the consent of the other party with respect to the identity of such Co-Managers, such consent not to be unreasonably withheld); and

(e) the Issuer shall have the right, in its sole discretion, to designate the global coordinator(s) and the stabilization agent.

Notwithstanding the foregoing, in the event that Comcast exercises its right to select one co-lead manager (or the equivalent) with respect to the offering pursuant to Section 6.9 of the Comcast Registration Rights Agreement, any co-lead manager (or the equivalent) selected by Comcast shall serve as a Co-Manager in connection with such offering but shall be in addition to any of the Managing Underwriters, additional Managing Underwriters or Co-Managers described above.

6.9           Priority. In any public offering of equity securities of the Issuer (including pursuant to Article IV or Article V), if any Managing Underwriter determines in good faith that the registration of all or part of such securities requested to be included would have a material and adverse effect on the success of such offering, then the securities to be included in such offering shall be reduced by the Managing Underwriter as follows:

(a) with respect to any Registration,

(i) first, from any Issuer Securities or other securities (other than debt securities, or non-participating preferred equity securities, not exchangeable for or convertible into or otherwise linked to the common equity of the Issuer) for the account of the Issuer and any Person other than the Stockholder proposed to be included in such offering, until such Issuer Securities have, if necessary, been reduced to zero; and

(ii) second, subject to clause (c) below, from any Registrable Securities held by the Stockholder;

(b) with respect to any other public offering,

(i) first, from any Registrable Securities held by the Stockholder to be included in such offering, until such Registrable Securities have, if necessary, been reduced to zero; and

(ii) second, from any Issuer Securities or other securities (other than debt securities, or non-participating preferred equity securities, not exchangeable for or convertible into or otherwise linked to the common equity of the Issuer) for the account of the Issuer and any stockholder of the Issuer other than the Stockholder proposed to be included in such offering.

Notwithstanding the foregoing, no reduction pursuant to this Section 6.9 shall be made in the number of Initial Registrable Securities required to be included in the Initial Registration or the Initial Sale pursuant to Sections 2.1 and 4.1 unless one or more holders of Issuer Securities other than the Stockholder and the Issuer are participating in the Initial Registration or the Initial Sale, in which case such reduction shall be made pro rata (unless the stockholders participating in the offering agree otherwise, subject to the proviso below) as to all securities (other than debt securities, or non-participating preferred equity securities, not exchangeable for or convertible into or otherwise linked to the common equity of the Issuer) proposed to be included in such offering; provided, however, that in all events, following any such reductions, such offering shall include a number of shares of Class A Common Stock equal to or greater than the Initial Number of Shares. If the number of shares of Class A Common Stock sold by the Stockholder and the other selling stockholders in such offering equals or exceeds the Initial Number of Shares, the Stockholder shall be deemed to have satisfied its obligations under Section 2.1(b)(ii).

6.10         Pricing. The offering price of the Registrable Securities and the gross spread in a Disposition (other than the Final Distribution or an Additional Disposition) shall be determined by the Stockholder, following consultation with the Issuer and in accordance with the recommendations of the Managing Underwriters and, in the case of the Initial Sale, as necessary to effectuate such Disposition.

ARTICLE VII

INDEMNIFICATION

7.1           Indemnification by the Issuer. The Issuer agrees to indemnify and hold harmless the Stockholder, its partners, directors, officers, trustees, other Affiliates, agents and representatives and each Person who controls (within the meaning of Section 15 of the Securities Act) the Stockholder from and against any and all losses, claims, damages, liabilities and expenses, or any action or proceeding in respect thereof (including reasonable costs of investigation and reasonable attorneys’ fees and expenses) (each, a “Liability” and collectively, “Liabilities”) arising out of or based upon (a) any untrue statement or alleged untrue statement of a material fact contained in the Disclosure Package, the Registration Statement, the Prospectus or in any amendment or supplement thereto; and (b) the omission or alleged omission to state in the Disclosure Package, the Registration Statement, the Prospectus or in any amendment or supplement thereto any material fact required to be stated therein or necessary to make the statements therein not misleading; provided, however, that the Issuer shall not be liable (i) in any such case to the extent that any such Liability arises out of or is based upon an untrue statement or alleged untrue statement or omission or alleged omission made in such Disclosure Package, Registration Statement, Prospectus or preliminary prospectus or amendment or supplement thereto in reliance upon and in conformity with written information furnished to the Issuer by or on behalf of the Stockholder (including the information provided pursuant to Section 6.2), specifically for inclusion therein or, in the case of information provided pursuant to Section 6.2(a)(ii), for use in the preparation thereof; and (ii) for any Liability if (A) the Issuer has notified the Stockholder to suspend use of the Prospectus pursuant to Section 6.3(a) or (b); (B) the Stockholder continues to use the relevant Prospectus notwithstanding such notice; and (C) such Liability arises from or is based upon an untrue statement or alleged untrue statement of any material fact or omission to state a material fact that was cured in the supplemented or amended Prospectus contemplated by Section 6.3(a) or (b).

7.2           Indemnification by the Stockholder. In connection with any offering (including any Disposition) in which the Stockholder is participating pursuant to Article IV or Article V, the Stockholder agrees to indemnify and hold harmless the Issuer, any underwriter retained by the Issuer, their respective directors, officers, other Affiliates and each Person who controls the Issuer or such underwriter (within the meaning of Section 15 of the Securities Act) from and against any and all Liabilities arising out of or based upon (a) any untrue statement or alleged untrue statement of a material fact contained in the Disclosure Package, the Registration Statement, the Prospectus or in any amendment or supplement thereto; and (b) the omission or alleged omission to state in the Disclosure Package, the Registration Statement, the Prospectus or in any amendment or supplement thereto any material fact required to be stated therein or necessary to make the statements therein not misleading to the extent such Liabilities arise out of or are based upon written information furnished by the Stockholder or on the Stockholder’s behalf specifically for inclusion in or, in the case of information provided pursuant to Section 6.2(a)(ii), for use in the preparation of, the Disclosure Package, the Registration Statement, the Prospectus or any amendment or supplement thereto relating to the Registrable Securities as provided in Section 6.2; provided, however, that the liability of the Indemnifying Party under this Section 7.2 shall be limited to the amount of net proceeds received by the Stockholder in the transaction giving rise to such Liability.

7.3           Conduct of Indemnification Proceedings. Any Person entitled to indemnification under this Article VII (each, an “Indemnified Party”) agrees to give prompt written notice to each indemnifying party (each, an “Indemnifying Party”) after the receipt by the Indemnified Party of any written notice of the commencement of any action, suit, proceeding or investigation or threat thereof made in writing for which the Indemnified Party intends to claim indemnification or contribution pursuant to this Agreement; provided, however, that the failure so to notify the Indemnifying Party shall not relieve the Indemnifying Party of any Liability that it may have to the Indemnified Party hereunder (except to the extent that the Indemnifying Party forfeits rights or defenses or is otherwise prejudiced by reason of such failure). If notice of commencement of any such action is given to the Indemnifying Party as above provided, the Indemnifying Party shall be entitled to participate in and, to the extent it may wish, jointly with any other Indemnifying Party similarly notified, to assume the defense of such action at its own expense, with counsel chosen by it. The Indemnified Party shall have the right to employ separate counsel in any such action and participate in the defense thereof, but the fees and expenses of such counsel shall be paid by the Indemnified Party unless (a) the Indemnifying Party agrees to pay the same or (b) the named parties to any such action (including any impleaded parties) include both the Indemnifying Party and the Indemnified Party and such parties have been advised by such counsel that either (i) representation of such Indemnified Party and the Indemnifying Party by the same counsel would be inappropriate under applicable standards of professional conduct or would present a conflict of interest; or (ii) there may be one or more legal defenses available to the Indemnified Party which are different from, inconsistent with or additional to those available to the Indemnifying Party. In any of the cases specified in the immediately preceding sentence, the Indemnifying Party shall not be liable for the fees and expenses of more than one separate firm of attorneys (in addition to any local counsel) for all Indemnified Parties. No Indemnifying Party shall be liable for any settlement entered into without its written consent, which consent shall not be unreasonably withheld. No Indemnifying Party shall, without the consent of such Indemnified Party, effect any settlement of any pending or threatened proceeding in respect of which such Indemnified Party is a party and indemnity has been sought hereunder by such Indemnified Party, unless such settlement includes an unconditional release of such Indemnified Party from all Liability for claims that are the subject matter of such proceeding.

7.4           Contribution. If the indemnification provided for in this Article VII shall for any reason be held by a court of competent jurisdiction to be unavailable to an Indemnified Party, in respect of any Liability, then, in lieu of the amount paid or payable under Section 7.1 or 7.2, as the case may be, the Indemnified Party and the Indemnifying Party shall contribute to the aggregate Liabilities in such proportion as is appropriate to reflect the relative fault of the Issuer and the Stockholder in connection with the statements or omissions which resulted in such loss, claim, damage or liability, or action or proceeding in respect thereof, as well as any other relevant equitable considerations (the relative fault of the Issuer and the Stockholder to be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by the Issuer or the Stockholder and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission). The parties hereto acknowledge that in no event shall the obligation of any Indemnifying Party to contribute under this Section 7.4 exceed the amount that such Indemnifying Party would have been obligated to pay by way of indemnification if the indemnification provided for under Section 7.1 or 7.2 had been available under the circumstances. The Issuer and the Stockholder agree that it would not be just and equitable if contribution pursuant to this Section 7.4 were determined by pro rata allocation or by any other method of allocation that does not take account of the equitable considerations referred to in the first sentence of this Section 7.4. No Person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any Person who was not guilty of such fraudulent misrepresentation.

ARTICLE VIII

MISCELLANEOUS

8.1           Recapitalizations, Exchanges, etc. The provisions of this Agreement shall apply to the full extent set forth herein with respect to (a) the Purchase Shares, (b) any and all shares of voting common stock of the Issuer (excluding any such securities that are freely transferable without registration under the Securities Act) into which the Purchase Shares are converted, exchanged or substituted in any recapitalization or other capital reorganization by the Issuer and (c) any and all equity securities (excluding any such securities that are freely transferable without registration under the Securities Act) of the Issuer or any of its Affiliates or any successor or assign or acquiror of the Issuer or any of its Affiliates (whether by merger, consolidation, sale of assets or otherwise) which may be issued in respect of, in conversion of, in exchange for, in substitution of or as a distribution on, the Purchase Shares and shall be appropriately adjusted for any stock dividends, splits, reverse splits, combinations, recapitalizations and the like occurring after the date hereof. The Issuer shall cause any such Affiliate, successor or assign or acquiror (whether by merger, consolidation, sale of assets or otherwise) to enter into a new registration rights agreement with respect to such equity securities with the Stockholder on terms no less favorable to the Stockholder than the terms provided under this Agreement as a condition of any such transaction.

8.2           Notices. All notices, requests, claims and demands and other communications hereunder shall be in writing and shall be deemed duly delivered (a) four Business Days after being sent by registered or certified mail, return receipt requested, postage prepaid, or (b) one Business Day after being sent by facsimile transmission (provided the sender retains confirmation thereof) or for next Business Day delivery, fees prepaid, via a reputable nationwide overnight courier service, in each case to the intended recipient as set forth below:

if to the Issuer, to:	Time Warner Cable Inc.
290 Harbor Drive
Stamford, CT 06902-6732
	Telephone:	(203) 328 0670
	Telecopy:	(203) 328 3295
	Attention:	Chief Executive Officer

With a copy to:

Legal Department
Time Warner Cable Inc.
290 Harbor Drive
Stamford, CT 06902-6732
	Telephone:	(203) 328 0631
	Telecopy:	(203) 328 4094
	Attention:	General Counsel

-and-

Time Warner Inc.
One Time Warner Center
New York, NY 10019
	Telephone:	(212) 484 7980
	Telecopy:	(212) 258 3172
	Attention:	General Counsel

-and-

Paul, Weiss, Rifkind, Wharton & Garrison LLP
1285 Avenue of the Americas
New York, NY 10019-6064
	Telephone:	(212) 373 3000
	Telecopy:	(212) 757 3990
	Attention:	Robert B. Schumer
Lawrence G. Wee

if to the Stockholder, to:	Adelphia Communications Corporation
5619 DTC Parkway
Greenwood Village, CO 80111
	Telephone:	(303) 268 6458
	Telecopy:	(303) 268 6662
	Attention:	Brad Sonnenberg

With a copy to:

Sullivan & Cromwell LLP
125 Broad Street
New York, NY10004
	Telecopy:	(212) 558 3588
	Attention:	Alexandra D. Korry

Any party to this Agreement may give any notice or other communication hereunder using any other means (including personal delivery, messenger service, telecopy or ordinary mail), but no such notice or other communication shall be deemed to have been duly given unless and until it actually is received by the office of the party for whom it is intended during business hours on a Business Day in the place of receipt. Any party to this Agreement may change the address to which notices and other communications hereunder are to be delivered by giving the other parties to this Agreement notice in the manner herein set forth.

8.3           Entire Agreement; No Inconsistent Agreements. This Agreement constitutes the entire agreement among the parties hereto and supersedes any prior understandings, agreements or representations by or among the parties hereto, or any of them, written or oral, with respect to the subject matter hereof.

8.4           Further Assurances. Each of the parties shall execute such documents and perform such further acts as may be reasonably required or desirable to carry out or to perform the provisions of this Agreement.

8.5           Other Agreements. Nothing contained in this Agreement shall be deemed to be a waiver of, or release from, any obligations any party hereto may have under the TW NY APA.

8.6           No Third-Party Beneficiaries. Except as provided in Article VII or Section 8.7, this Agreement is not intended, and shall not be deemed, to confer any rights or remedies upon any Person other than the parties hereto and their respective successors and permitted assigns or to otherwise create any third-party beneficiaries hereto.

8.7           Assignment. This Agreement shall be binding upon and inure to the benefit of and shall be enforceable by the parties hereto and their respective successors and assigns. Concurrently with or immediately following the effective time of the Remainder Plan, Adelphia may Transfer the Purchase Shares then held by Adelphia and, in connection therewith, may assign this Agreement and the rights hereunder to a limited number of entities acting on behalf of Adelphia’s estate designated by Adelphia (such number and the form and identity of each entity to be) reasonably acceptable to the Issuer (each, a “Permitted Assignee”); provided that each such Permitted Assignee (a) shall, effective upon such assignment, be deemed to be a party hereto and to have made the representations and warranties in Section 3.1 and 3.2 as to itself; (b) shall agree in writing to be bound by the obligations of the Stockholder set forth in this Agreement and (c) shall agree in writing to be bound by the obligations of Adelphia set forth in Section 5.5(c) of the TW NY APA; provided, further that such assignment by Adelphia under this Section 8.7 shall relieve Adelphia of any further obligation and Liability under this Agreement arising after the date of assignment if, but only if, Adelphia provides the Issuer with an indemnification agreement (in form and substance reasonably satisfactory to the Issuer, it being understood that the amount or nature of the remaining assets or liabilities of Adelphia shall not be a factor in such determination) indemnifying the Issuer for any breach of the obligations and Liabilities of the Permitted Assignee under this Agreement.

8.8           Amendments and Waivers. Except as otherwise provided herein, the provisions of this Agreement may not be amended, modified or supplemented, and waivers or consents to departures from the provisions hereof may not be given, unless consented to in writing by the Issuer and the Stockholder with respect to any amendment or supplement and by the party to this Agreement entitled to the benefit in the case of a waiver or consent.

8.9           Severability. The provisions of this Agreement shall be deemed severable and any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If the final judgment of a court of competent jurisdiction declares that any term or provision of this Agreement, or the application thereof to any Person or any circumstance, is invalid or unenforceable, the parties hereto agree that the court making such determination shall have the power to limit the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified. In the event such court does not exercise the power granted to it in the prior sentence, the parties hereto agree to replace such invalid or unenforceable term or provision with a valid and enforceable term or provision that shall achieve, to the extent possible, the economic, business and other purposes of such invalid or unenforceable term and the remainder of this Agreement and the application of such provision to other Persons or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction.

8.10         Counterparts and Signature. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which together shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the parties hereto and delivered to the other parties, it being understood that all parties need not sign the same counterpart. This Agreement may be executed and delivered by facsimile transmission.

8.11         Interpretation. When reference is made in this Agreement to an Article or Section, such reference shall be to an Article or Section of this Agreement, unless otherwise indicated. The headings contained in this Agreement are for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement. The language used in this Agreement shall be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction shall be applied against any party. Whenever the context may require, any pronouns used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns and pronouns shall include the plural, and vice versa. Any reference to any federal, state, local or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.”

8.12        GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE INTERNAL LAWS OF THE STATE OF NEW YORK WITHOUT GIVING EFFECT TO ANY CHOICE OR CONFLICT OF LAWS PROVISION OR RULE (WHETHER OF THE STATE OF NEW YORK OR ANY OTHER JURISDICTION) THAT WOULD CAUSE THE APPLICATION OF LAWS OF ANY JURISDICTIONS OTHER THAN THOSE OF THE STATE OF NEW YORK.

8.13         Submission to Jurisdiction; Selection of Forum; Waiver of Trial by Jury. Each party hereto agrees that it shall bring any action or proceeding in respect of any claim arising out of or related to this Agreement or the transactions contained in or contemplated by this Agreement exclusively in (a) the Bankruptcy Court so long as the

Bankruptcy Case remains open and (b) after the completion of the Bankruptcy Case or in the event that the Bankruptcy Court determines that it does not have jurisdiction, the United States District Court for the Southern District of New York or any New York State court sitting in New York City (together with the Bankruptcy Court, the “Chosen Courts”), and solely in connection with claims arising under this Agreement or the transactions that are the subject of this Agreement (i) irrevocably submits to the exclusive jurisdiction of the Chosen Courts, (ii) waives any objection to laying venue in any such action or proceeding in the Chosen Courts, (iii) waives any objection that the Chosen Courts are an inconvenient forum or do not have jurisdiction over any party hereto and (iv) agrees that process in any such suit, action or proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court; provided that service of process upon such party in any such action or proceeding shall be effective if notice is given in accordance with Section  8.2. The Stockholder irrevocably designates The Corporation Trust Company as its agent and attorney-in-fact for the acceptance of service of process and making an appearance on its behalf in any such claim or proceeding and for the taking of all such acts as may be necessary or appropriate in order to confer jurisdiction over it before the Chosen Courts and the Stockholder stipulates that such consent and appointment is irrevocable and coupled with an interest. Each party hereto irrevocably waives any and all right to trial by jury in any legal proceeding arising out of or relating to this Agreement or the transactions contemplated hereby.

8.14         Remedies.

(a) Any and all remedies herein expressly conferred upon a party shall be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy shall not preclude the exercise of any other remedy. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, this being in addition to any other remedy to which the parties are entitled at law or in equity.

(b) Any breach by the Stockholder of the representations or warranties, covenants or agreement set forth in this Agreement shall be deemed a covenant breach by Adelphia pursuant to the TW NY APA and Adelphia shall indemnify, defend and hold harmless TW NY (on its own behalf and/or on behalf of the Issuer or any other Buyer Indemnified Party) from, against and in respect of any Losses imposed on, sustained, incurred or suffered by, or asserted against, any of such Persons, whether in respect of third party claims, claims between the parties hereto, or otherwise, directly or indirectly relating to, arising out of or resulting from such breach. TW NY, the Issuer and any other Buyer Indemnified Party shall have the right, each in its sole discretion, to exercise its rights and remedies with respect to such Loss against either the Escrow Account, the Stockholder or Adelphia and, to the extent exercised against Adelphia, such rights and remedies shall constitute an administrative expense under section 507(a)(1) of the Bankruptcy Code.

8.15         Comcast Letter Agreement. If compliance by any of the parties hereto with the Comcast Letter Agreement would otherwise result in a violation of this Agreement, such violation shall be deemed to be automatically waived by the other parties hereto.

[Remainder of page intentionally left blank]

IN WITNESS WHEREOF, the undersigned have executed, or have caused to be executed, this Agreement on the date first written above.

ADELPHIA COMMUNICATIONS CORPORATION

By:
Name:
Title:

TIME WARNER CABLE INC.

By:
Name:
Title: